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                                                                   EXHIBIT 2.4


                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 (this "Amendment"), is dated as of February 29, 2000, and amends the Agreement and Plan of Merger, dated as of December 30, 1999 (the "Agreement"), made by and among Shanecy Holdings, Inc., a Nevada corporation with a place of business at 1530 - 625 Howe Street, Vancouver, British Columbia V6C 2T6 ("SHI"), Shanecy, Inc., a Delaware corporation (to be know as Inc.ubator Capital, Inc.) with a place of business at 1530 - 625 Howe Street, Vancouver, British Columbia V6C 2T6 (the "Company" or the "SHI Shareholder"), Thesseus Holdings, Inc., a Nevada corporation with a place of business at 318 N. Carson Street, Suite 214, Carson City, Nevada 89701 ("THI"), and the Thesseus International Asset Fund N.V., a Netherlands Antilles corporation with a place of business at Zeelandia Office Park, 16 Kaya W.F.G. (Jombi) Mensing, Curacao, Netherlands Antilles (the "Fund" or the "the THI Shareholder").

         WHEREAS, pursuant to the Agreement THI merged with and into SHI;

         WHEREAS, in connection with such merger, the Company agreed to deliver to the THI shareholder 2,000,000 shares of restricted common stock of the Company;

         WHEREAS, the Company's authorized capital stock is insufficient to fulfill this obligation;

         WHEREAS, the Company intends to file an amended and restated certificate of incorporation to increase its authorized stock; and

         WHEREAS, the parties desire to amend the Agreement to reflect the intent of the parties as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, including payment of $1,000 to the THI Shareholders, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby amend the Agreement as follows:

1. Section 4(r) is hereby amended by deleting the last sentence and replacing it with the following:

                On the business day following effectiveness of an amended and restated certificate of incorporation of SHI increasing its authorized stock to a number sufficient to permit issuance of the Merger Stock, SHI shall deliver the merger shares to THI.

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2.   This Amendment shall be effective as of January 18, 2000.

3. Except as otherwise specifically modified hereby, the Agreement shall remain in full force and effect.

4. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

5. This Amendment may be executed in any number of counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument.

                                    * * * * *
                                    ---------























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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.




SHANECY, INC.                                 SHANECY HOLDINGS, INC.



By: /s/ Michael Bodnar                        By: /s/ Jason W. Galanis
    --------------------------                    ---------------------------
Name:  Michael Bodnar                         Name:  Jason W. Galanis
Title: Secretary, Director                    Title: President, Director



THESSEUS INTERNATIONAL ASSET FUND N.V.




By: /s/ Barry Feiner
    -------------------------
Name:  Barry Feiner
Title: President, Director














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